Exhibit 99.1

Richard Wu to Present VLOV at Mercedes-Benz China Fashion Week Spring/Summer 2012

XIAMEN, China, October 24, 2011 /PRNewswire-Asia/ — VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), VLOV, Inc., which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People's Republic of China, today announced that the Company will participate in Mercedes-Benz China Fashion Week Spring/Summer 2012 on October 27, 2011 at 7 p.m. at Beijing D-Park Workshop.

Mr. Richard Wu, VLOV’s CEO and Chief Designer, stated, “After the enthusiastic response to VLOV’s Spring/Summer line received at the Mercedes-Benz New York Fashion week in September, we plan to continue this momentum to China Fashion Week in Beijing.”

Mr. Wu is regarded as one of China’s top fashion designers. During the past two years at China Fashion Week, Mr. Wu was awarded the “Menswear Design Award” for his 2010 Spring/Summer Collection in 2009 and the “China Top Ten Designer” for his 2011 Spring/Summer Collection in 2010. Highlights from VLOV’s most recent show at the Mercedes-Benz Fashion Week in New York City can be found at www.vlov.net.

Shareholders who are interested in attending the event should email their names, email addresses, telephone numbers and mailing address to fashionweek@vlov.net. For more information about this event, please go to www.chinafashionweek.org.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 18 to 45 throughout China. As of June 30, 2011, VLOV products were sold through 556 points of sale across northern, central and southern China. To learn more about VLOV, Inc., please reference the Company’s web site at www.vlov.net.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
VLOV, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@vlov.net